ALLEGHENY BANCSHARES, INC. ANNOUNCES THIRD QUARTER
EARNINGS

Allegheny Bancshares, Inc., the parent company of Pendleton Community Bank, is pleased to announce third quarter 2007 earnings.

For the third quarter of 2007, Allegheny had net income of $615,000 or $.70 per share, up from $578,000 and $.65 per share in the same quarter of 2006. This represents an increase of $.05 per share which is a 7% increase over last year and an increase in quarter over quarter earnings of $37,000 or a 6.4% increase in earnings.

For the first nine months of 2007, Allegheny had net income of $1,790,000, an increase of 1.6% from the net income of $1,761,000 earned in the same period of 2006. Earnings per share increased from $1.97 in the first nine months of 2006 to $2.03 in the same period of 2007, an increase of $.06 per share or a 3.04% increase. Loan volume for the first nine months of 2007 is up by $5.7 million; and, as a result, net interest income has increased 2.2% over the same period in 2006. In addition the company has seen a 14.5% increase in its non-interest income, primarily from loan fees generated by the mortgage division. Non interest expense for the first nine months of 2007 primarily made up of salaries, benefits, occupancy and equipment expense shows an increase of $265,000 or 7.1% over the same period in 2006. Allegheny’s key financial performance indicators continue to be strong.

The nine months ending September 30, 2007 results produced an annualized return on average assets (ROAA) of 1.30% and a return on average equity (ROAE) of 9.14%. This compares to a ROAA of 1.33% and a ROAE of 9.51%-for the same period of 2006. Assets at September 30, 2007 were $192 million, an increase of $8 million, or 4.35% since December 31, 2006.

W.A. (Bill) Loving, Executive Vice President and CEO, indicated he was pleased with the third quarter’s performance. According to Loving,”The earnings increases are a result of the investments we made in 2006. We are continuing to see growth and improved performance from our newest office in Harrisonburg, VA which opened in July of 2006, and we believe that this office will continue to grow and further enhance earnings and returns. We are also very pleased with the return from our investment in the Allegheny Mortgage division of the bank.

We are especially pleased with third quarter earnings given the continued economic environment we have operated in during the first nine months of 2007. Industry earnings are continuing to be impacted by tighter net interest margins, a historical component of net income. Given the economy and market, we have been able to grow earnings, despite a tighter margin, through growth of our traditional banking franchise as well as Allegheny Mortgage a division focusing on meeting the mortgage needs of the markets we serve.

Recent events in the mortgage world have created concern and financial impacts on Wall Street; however, we, as a community bank, remain financially sound and committed to ensuring credit remains consistently and widely available in good times and bad through Allegheny Mortgage or our traditional banking arm- Pendleton Community Bank. This fact, I’m confident, has been demonstrated by this quarter’s and year-to-date strong financial performance. ”

This press release includes forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Accordingly, actual results may differ materially from anticipated results.

Reference is made to the additional risks and factors described from time to time in Allegheny’s reports and registration statements filed with the Securities and Exchange Commission. Allegheny undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Pendleton Community Bank, an independent community bank since 1925, currently has four full-service financial centers located in the West Virginia communities of Franklin, Moorefield and Marlinton and the newest financial center in Harrisonburg, Virginia. Allegheny Mortgage Company, a division of Pendleton Community Bank, originates residential mortgage loans and is headquartered in Moorefield.